Exhibit 10.6

MERCK & CO., INC.

PLAN FOR DEFERRED PAYMENT OF

DIRECTORS’ COMPENSATION

(Effective as Amended and Restated on the Closing Date of the Transactions)

MERCK & CO., INC.

PLAN FOR DEFERRED PAYMENT OF

DIRECTORS’ COMPENSATION

I.	PURPOSE

The Merck & Co., Inc. Plan for Deferred Payment of Directors’ Compensation (“Plan”) provides an unfunded arrangement for directors of Merck & Co., Inc., formerly known as Schering-Plough Corporation (“Merck” or the “Company”) prior to the closing date (“Closing Date”) of the Agreement and Plan of Merger dated as of March 8, 2009, as amended, by and among Merck & Co., Inc., Schering-Plough Corporation, SP Merger Subsidiary One, Inc. and SP Merger Subsidiary Two, Inc. (the “Transactions”), other than directors that are current employees of the Company or its subsidiaries, to value, account for and ultimately distribute amounts deferred (i) voluntarily in case of annual retainers and Board and committee meeting fees and (ii) mandatorily in certain other cases as described herein. Prior to the Closing Date, the predecessor to this Plan provided identical benefits to directors of Merck Sharp & Dohme Corp. (formerly Merck & Co, Inc. prior to the Closing Date) (“MSD”).

II.	ELECTION OF DEFERRAL, INVESTMENT ALTERNATIVES AND DISTRIBUTION SCHEDULE

A.	Election of Voluntary Deferral Amount

1.	Prior to December 31 of each year, each director may irrevocably elect (an “Initial Election”) to defer, until termination of service as a director or later, 50% or 100% of each of the following (together, the “Voluntary Deferral Amount”) with respect to the 12 months beginning April 1 of the next calendar year after such Initial Election:

(a) Board retainer

(b) Committee Chairperson retainer

(c) Audit Committee member retainer, and

(d) Board and committee meeting fees.

2.	Prior to commencement of duties as a director or within the first 30 days following commencement of services, a director newly elected or appointed to the Board during a calendar year may make an Initial Election for the portion of the Voluntary Deferral Amount applicable to such director’s first year of service (or part thereof).

3.	The Voluntary Deferral Amount shall be credited as follows: (1) Board and committee meeting fees that are deferred are credited as of the last business day of each calendar quarter; (2) if the Board retainer, Lead Director retainer, Committee Chairperson retainer and/or Audit Committee member retainer are deferred, a pro-rata share of the deferred retainer is credited as of the last business day of each calendar quarter. The dates as of which the Voluntary Deferral Amount, or parts thereof, are credited to the director’s deferred account are hereinafter referred to as the Voluntary Deferral Dates.

4.	Once an Initial Election is made, including, effective December’s 2008, elections made by directors of MSD prior to the Transactions, it shall continue to apply in successive years on the same terms and conditions until the director makes a new Initial Election.

5.	Certain directors (the “Schering Directors”) who were directors of Schering-Plough Corporation on the Closing Date of the Transactions will continue service following the Closing Date. Anything in the Plan to the contrary notwithstanding, the Schering Directors are first eligible to elect Voluntary Deferrals by December 31 of the year that includes the Closing Date. That initial election may not apply earlier than January 1 of the following year and shall continue through the April 1 of the second year following the Closing Date.

B.	Mandatory Deferral Amount

1.	As of the Friday following the Company’s Annual Meeting of Stockholders (the “Mandatory Deferral Date”), each director will be credited with an amount equivalent to the annual cash retainer for the 12 month period beginning on the April 1 preceding the Annual Meeting (the “Mandatory Deferral Amount”). The Mandatory Deferral Amount will be measured by the Merck Common Stock account.

2.	A director newly elected or appointed to the Board after the Mandatory Deferral Date will be credited with a pro rata portion of the Mandatory Deferral Amount applicable to such director’s first year of service (or part thereof). Such pro rata portion shall be credited to the director’s account as of the first day of such director’s service.

3.	For purposes of the Mandatory Deferral Amount, the Schering Directors shall be treated as if newly elected or appointed to the Board as of the Closing Date.

C.	Automatic Deferral of Executive Committee Fees

Between June 2005, and April 2007, directors of MSD who served as either Chairperson or member of the Board’s Executive Committee, in lieu of any cash payment for such service, were credited with an amount provided by way of retainer or meeting fees (the “Automatic Deferral Amount”). The Automatic Deferral Amount is measured by the Merck Common Stock account.

D.	Election of Investment Alternatives

Each Initial Election shall include an election as to the investment alternatives by which the value of amounts deferred will be measured in accordance with Article III, below. Investment alternatives available under this Plan shall be the same as the investment alternatives available from time to time under the Merck Sharp & Dohme Corp. Deferral Program (the “Executive Deferral Program”); provided, however, that at all times there shall be a Merck Common Stock fund. All investment alternatives other than Merck Common Stock are referred to herein as “Other Investment Alternatives.”

E.	Initial Election of Distribution Schedule

An Initial Election shall include an election of the year during which the Distribution Date (as defined below) shall occur and shall apply to all Voluntary Deferral Amounts, Mandatory Deferral Amounts and Automatic Deferral Amounts credited during the same period. The Distribution Date shall be the 15th day of the month (or, if such day is not a business day, the next business day) of a calendar quarter following the Director’s termination of service as a director or such number of years thereafter as would be permitted for distributions elected under the Executive Deferral Program.

F.	Changes to Distribution Schedule

If and to the extent that participants in the Executive Deferral Program are permitted to make re-deferral elections from time to time, participants in this Plan may elect to defer their Distribution Dates subject to the same restrictions applicable under the Executive Deferral Program; provided, however, that no re-deferral election may have the effect of accelerating a distribution prior to a director’s termination of service or death.

III.	VALUATION OF DEFERRED AMOUNTS

A.	Merck Common Stock

1.	Initial Crediting. The annual Mandatory Deferral Amount shall be used to determine the number of full and partial shares of Merck Common Stock that such amount would purchase at the closing price of the Common Stock on the New York Stock Exchange (“NYSE”) on the Mandatory Deferral Date.

The Automatic Deferral Amount was used to determine the number of full and partial shares of Merck Common Stock that such amount would have purchased at the closing price of the Common Stock on the NYSE.

That portion of the Voluntary Deferral Amount allocated to Merck Common Stock shall be used to determine the number of full and partial shares of Merck Common Stock that such amount would purchase at the closing price of the Common Stock on the NYSE on the applicable Voluntary Deferral Date.

This Plan is unfunded: at no time will any shares of Merck Common Stock be purchased or earmarked for such deferred amounts nor will any rights of a shareholder exist with respect to such amounts.

2.	Dividends. Each director’s account will be credited with the additional number of full and partial shares of Merck Common Stock that would have been purchasable with the dividends on shares previously credited to the account at the closing price of the Common Stock on the NYSE on the date each dividend was paid.

3.	Distributions. Distributions from the Merck Common Stock account will be valued at the closing price of Merck Common Stock on the NYSE as of the Distribution Date.

4.	For purposes of valuation of Merck Common Stock, if Merck Common Stock is no longer traded on the NYSE, but is publicly traded on any other exchange, references to NYSE shall mean such other exchange. If Merck Common Stock is not publicly traded and if the Committee on Corporate Governance of the Board of Directors determines that a measurement of Merck Common Stock on any Mandatory or Voluntary Deferral Date or Distribution Date would not constitute fair market value, then the Committee shall decide on the date and method to determine fair market value, which shall be in accord with any requirements set forth under Section 409A or any successor thereto.

B.	Other Investment Alternatives

1.	Initial Crediting. The amount allocated to each Other Investment Alternative shall be used to determine the full and partial Other Investment Alternative shares that such amount would purchase at the closing net asset value of the Other Investment Alternative shares on the Mandatory or Voluntary Deferral Date, whichever is applicable. The director’s account will be credited with the number of full and partial Other Investment Alternative shares so determined.

At no time will any Other Investment Alternative shares be purchased or earmarked for such deferred amounts nor will any rights of a shareholder exist with respect to such amounts.

2.	Dividends. Each director’s account will be credited with the additional number of full and partial Other Investment Alternative shares that would have been purchasable, at the closing net asset value of the Other Investment Alternative shares as of the date each dividend is paid on the Other Investment Alternative shares, with the dividends that would have been paid on the number of shares previously credited to such account (including pro rata dividends on any partial shares).

3.	Distributions. Other Investment Alternative distributions will be valued based on the closing net asset value of the Other Investment Alternative shares as of the Distribution Date.

C.	Adjustments

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Company or an Other Investment Alternative, the number and kind of shares or units shall be adjusted accordingly.

IV.	REDESIGNATION WITHIN A DEFERRAL ACCOUNT

A.	General

A director may redesignate how his or her account is invested among the Other Investment Alternatives (a “Redesignation”). A Redesignation affects only the Investment Alternatives; it does not affect the timing of distributions from the Plan. Amounts deferred using the Merck Common Stock method and any earnings attributable to such deferrals may not be redesignated prior to the first anniversary of the termination of the director’s service. The change will be effective at the closing price as of (i) the day when the redesignation request is received pursuant to administrative guidelines established by the Human Resources Financial Services area provided the request is received prior to the close of the NYSE on such day or (ii) the next following business day if the request is received when the NYSE is closed.

B.	When Redesignation May Occur

1.	During Active Service. There is no limit on the number of times a director may Redesignate the portion of his/her deferred account permitted to be Redesignated. Each such request shall be irrevocable and can be Redesignated in whole percentages or as a dollar amount.

2.	After Death. Following the death of a director, the legal representative or beneficiary of such director may Redesignate subject to the same rules as for active directors set forth in Article IV, Section B.1.

C.	Valuation of Amounts to be Redesignated

The portion of the director’s account to be Redesignated will be valued at its cash equivalent and such cash equivalent will be converted into shares or units of the Other Investment Alternatives. For purposes of such Redesignations, the cash equivalent of the value of the Other Investment Alternative shares shall be the closing net asset value of such Other Investment Alternative as of (i) the day when the Redesignation request is received pursuant to administrative guidelines established by the Human Resources Financial Services area of the Treasury department, provided the request is received prior to the close of the NYSE on such day or (ii) the next following business day if the request is received when the NYSE is closed.

V.	PAYMENT OF DEFERRED AMOUNTS

A.	Payment

All payments to directors of amounts deferred will be in cash as of the Distribution Date. Distributions shall be pro rata by investment alternative. Distributions shall be paid as soon as administratively feasible after the Distribution Date.

B.	Forfeitures

A director’s deferred amount attributable to the Mandatory Deferral Amount and earnings thereon shall be forfeited upon his or her removal as a director or upon a determination by the Committee on Corporate Governance, in its sole discretion that, a director has:

(i)

joined the Board of, managed, operated, participated in a material way in, entered employment with, performed consulting (or any other) services for, or otherwise been connected in any material manner with a company, corporation, enterprise, firm, limited partnership, partnership, person, sole proprietorship or any other business entity determined by the Committee on Corporate Governance in its sole discretion to be competitive with the business of the Company, its subsidiaries or its affiliates (a “Competitor”);

(ii)	directly or indirectly acquired an equity interest of 5 percent or greater in a Competitor; or

(iii)	disclosed any material trade secrets or other material confidential information, including customer lists, relating to the Company or to the business of the Company to others, including a Competitor.

VI.	DESIGNATION OF BENEFICIARY

In the event of the death of a director:

A. The deferred amount at the date of death shall be paid to the last named beneficiary or beneficiaries designated by the director, or, if no beneficiary has been designated, to the legal representative of the director’s estate.

B. A lump sum distribution of any remaining account balance will be made to the director’s beneficiary or estate’s legal representative as soon as administratively feasible following such death, whether or not the director was in service at the time of death or has commenced to receive payments of his or her account balance. The Distribution Date of such a distribution shall be the 15th day of the month (or, if such day is not a business day, the next business day) of the calendar quarter following the date the Company learns of such death.

VII.	PLAN AMENDMENT OR TERMINATION

The Committee on Corporate Governance shall have the right to amend or terminate this Plan at any time for any reason.

VIII.	SECTION 409A COMPLIANCE

Anything in the Plan to the contrary notwithstanding, the Plan shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) and shall be interpreted in accordance therewith. Any payment called for under the Plan as of or as soon as administratively feasible on or after a designated date shall be made no later than a date within the same tax year of a director, or by March 15 of the following year, if later (or such other time as permitted in Treas. Reg. Sec. 1.409A-3(d) or any successor thereto); provided further, that the director is not permitted to change the taxable year of payment, except in accordance with Article II, Section F and Section 409A of the Code . Where the Plan’s obligation to pay is unclear, including a dispute about who is the proper beneficiary of a director who dies, payment shall be made as soon as administratively feasible after the Program’s obligation becomes clear and at a time permitted by Treas. Reg. Sec. 1.409A-3(g)(4) or any successor thereto.

IX.	EFFECTIVE DATE.

This amendment and restatement of this plan shall be effective as of the Closing Date of the Transactions.